Exhibit 16.1


                               September 11, 2003

Securities and Exchange Commission
Washington, D.C.

Gentlemen:

We have reviewed the statements made by Cedar Mountain Distributors, Inc. (the "Registrant") in Item 4 "Changes in Registrant's Certifying Accountants", included in the Registrant's Form 8-K/A, dated September 10, 2003. Our responses are as follows:

         o We confirm that we were notified of our dismissal as the Registrant's independent accountants on July 28, 2003.

         o We confirm that our reports on the Registrant's financial statements for all periods reported upon contained no adverse opinions or disclaimers of opinion, nor were they modified or qualified as to audit scope, accounting principles or uncertainty except for the addition of an explanatory paragraph regarding the substantial doubt raised with regards to the Company continuing as a going concern which is included in the independent auditors reports included in the Forms 10-KSB filed for years ended December 31, 2002 and 2001.

         o We confirm that there were no disagreements between Sartain Fischbein & Co. and the Registrant on any matter of accounting principles or practices, financial statement disclosure or auditing scope, during the periods in which Sartain Fischbein & Co. served as the Registrant's accountants.

Sincerely,

/s/ Sartain Fischbein & Co.
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Sartain Fischbein & Co.